Exhibit 99.1

AITX Files FY 2025 10-K, Breaks Gross Profit and Revenue Records

Company Reports 562% Gross Profit Growth while Posting 300% of Prior Year Revenue

Detroit, Michigan, May 30, 2025 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, has filed its Annual Report on Form 10-K with the Securities and Exchange Commission for the fiscal year ended February 28, 2025. The Company reported annual revenue of $6,130,886, reflecting continued multi-year growth and the accelerating adoption of AITX’s advanced AI-driven physical security solutions. The year concluded with a stable and fully deployed product set, streamlined operations, and a strengthened balance sheet. This positions AITX closer to operational profitability than ever before.

Financial Highlights:

AITX achieved total annual revenue of $6,130,886 for the fiscal year ended February 28, 2025, representing 275% of FY 2024 revenues.

Gross profit for the year ended February 28, 2025, was $3,744,564. This marks an increase of $3,178,747, or 562%, over the prior year’s gross profit of $565,817 for the year ended February 29, 2024.

During the fiscal year, the Company successfully renegotiated with a lender to extend the maturities on various loans totaling $24.7 million at no cost. As a result of these efforts, the current ratio improved from 0.17 as of February 29, 2024, to 0.66 on February 28, 2025. Current liabilities decreased to $7.6 million at year end, compared to $21.7 million at the close of the prior fiscal year.

By year end, the Company’s recurring monthly revenue (RMR) run rate is expected to surpass $1 million, with internal forecasts indicating potential RMR growth to as high as $2.0 million by the end of this fiscal year. AITX expects further complete success to achieve operational positive cash flow and further improve its balance sheet.

The Company continues to pursue its long-stated objective of uplisting to NASDAQ, with expectations to achieve this milestone sometime between 2027 and 2029.

Operational and Strategic Achievements:

During the fiscal year 2025, AITX completed the rollout of its fourth generation (Gen 4) platform across all core product lines, delivering advanced performance, streamlined manufacturing, and lower deployment complexity. This technology foundation supported the successful launch of SARA™ (Speaking Autonomous Responsive Agent), AITX’s proprietary agentic AI, now central to the Company’s recurring revenue growth plans.

With the product portfolio now fully developed and stable, AITX offers a complete suite of market-ready solutions serving enterprise, commercial, and residential security needs. These achievements, combined with disciplined cost management and operational efficiency, contributed to continued gross profit improvement.

You are encouraged to view AITX’s complete lineup of AI powered solutions here https://aitx.ai/request-aitx-company-profile/ to see how AITX is transforming security and facility management solutions.

“We’re happy with the year, but we’re in no way satisfied,” said Steve Reinharz, founder, CEO and CTO of AITX. “Our Gen 4 platform capabilities, SARA’s launch, and ROAMEO™, as well as other soon to be released solutions, make this fiscal year and what follows incredibly exciting. We have big aspirations, and this fiscal year that closed is a critical steppingstone on our journey forward. I am confident that the foundation we have established this year will drive continued success and unlock significant opportunities as we move forward.”

AITX remains committed to operational execution and financial discipline as it advances toward its next stage of growth. The Company encourages analysts and other interested parties to review the full 10-K for a comprehensive understanding of its performance and outlook.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will achieve a NASDAQ listing, achieve operational cash flow positive status, or exceed $1 million per month in recurring monthly revenue. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz